Exhibit 99.3

Execution Copy

Remarketable Variable Rate Muni Term Preferred Shares Purchase Agreement

BLACKROCK MUNICIPAL TARGET TERM TRUST

as Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Purchaser

January 10, 2013

Schedule I	—	Description of RVMTP Shares
Schedule II	—	Litigation

Exhibit A	—	Forms of Opinions of Counsel for the Fund
Exhibit A-1	—	Form of Corporate and 1940 Act Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit A-2	—	Form of Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit B	—	Forms of Related Documents
Exhibit B-1	—	Form of Placement Agreement
Exhibit B-2	—	Form of Statement of Preferences
Exhibit B-3	—	Form of Tender and Paying Agent Agreement
Exhibit B-4	—	Form of RVMTP Shares
Exhibit B-5	—	Charter of the Fund
Exhibit C	—	Form of Funding Request Notice
Exhibit D	—	Form of Voting Trust Agreement

RVMTP SHARES PURCHASE AGREEMENT

REMARKETABLE VARIABLE RATE MUNI TERM PREFERRED SHARES PURCHASE AGREEMENT dated as of January 10, 2013 (the “Closing Date”)

BETWEEN:

(1)	BLACKROCK MUNICIPAL TARGET TERM TRUST, a closed-end investment company organized as a Delaware statutory trust, as issuer (the “Fund”); and

(2)

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, including its successors by merger or operation of law (and not merely by assignment of all or part of this Agreement or transfer of RVMTP Shares (as defined below)) (the “Purchaser”).

WHEREAS:

(A)

The Fund has authorized the issuance to the Purchaser of its Remarketable Variable Rate Muni Term Preferred Shares, as set forth on Schedule I hereto, as may be amended from time to time, which are the subject of this Agreement and which shall be issued on the Closing Date and as may be issued on any Additional Funding Dates (the “RVMTP Shares”);

(B)	Each of the Fund and the Purchaser desire that the RVMTP Shares be equity of the Fund under Applicable Law and for all tax purposes;

(C)

As an inducement to the Purchaser to purchase the RVMTP Shares, the Fund now desires to enter into this Agreement to set forth certain representations, warranties, covenants and agreements regarding the Fund and the RVMTP Shares; and

(D)

As an inducement to the Fund to issue and sell the RVMTP Shares, the Purchaser desires to enter into this Agreement to set forth certain representations, warranties and agreements regarding the Purchaser and the RVMTP Shares.

NOW, THEREFORE, in consideration of the respective agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions.

The following terms, as used herein, have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

“1940 Act” means the Investment Company Act of 1940, as amended.

“Additional Funding Date” means each date, if any, no later than March 31, 2013, on which the Purchaser shall purchase additional RVMTP Shares pursuant to an executed Funding Request Notice and subject to satisfaction of the conditions set forth in Section 3.02.

“Additional Shares” means any additional shares of RVMTP Shares or shares of beneficial interest of any class or series of the Fund having voting powers of which an Affiliate of the Purchaser is the Beneficial Owner (with the meaning used in Section 7.01) or that the Purchaser becomes the Beneficial Owner (with the meaning used in Section 7.01) of during the term of the Voting Trust Agreement.

“Affiliate” means, with respect to a Person, (i) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (ii) any other Person who is a director, officer, employee or general partner (a) of such Person, (b) of any subsidiary or parent company of such Person or (c) of any Person described in clause (i) above. For the purposes of this definition, “control” of a Person shall mean the power, direct or indirect, (x) to vote more than 25% of the securities having ordinary voting power for the election of directors of such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agent Member” means a Person with an account at the Securities Depository that holds one or more RVMTP Shares through the Securities Depository, directly or indirectly, for a Beneficial Owner and that will be authorized and instructed, directly or indirectly, by a Beneficial Owner to disclose information to the Remarketing Agent (if any) and the Tender and Paying Agent with respect to such Beneficial Owner.

“Agreement” means this Remarketable Variable Rate Muni Term Preferred Shares Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Law” means Delaware state law, the federal law of the United States of America (including, without limitation, the 1940 Act), and those provisions incorporated by reference in the first paragraph of Section 8.14 of this Agreement.

“Applicable Spread” has the meaning set forth in the Statement of Preferences.

“Beneficial Owner” means a Person in whose name RVMTP Shares are recorded as beneficial owner of such RVMTP Shares by the Securities Depository, an Agent Member or other securities intermediary on the records of such Securities Depository, Agent Member or securities intermediary, as the case may be, or such Person’s subrogee; provided, however, that “Beneficial Owner” as used in Section 7.01 of this Agreement means any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares (i) voting power which includes the power to vote, or to direct the voting of, securities and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, securities.

“Board of Trustees” means the Board of Trustees of the Fund or any duly authorized committee thereof.

“Business Day” means a day (a) other than a day on which commercial banks in The City of New York, New York are required or authorized by law or executive order to close and (b) on which the New York Stock Exchange is not closed.

“Charter” means the Agreement and Declaration of Trust, as amended and supplemented (including by the Statement of Preferences), of the Fund.

“Closed-End Funds” has the meaning set forth in Section 2.02(a).

“Closing Date” means January 10, 2013.

“Commitment End Date” means the earlier of (i) the date on which the Total Commitment Amount has been used to purchase RVMTP Shares and (ii) March 31, 2013.

“Common Shares” means the common shares of beneficial interests, par value $0.001 per share, of the Fund.

“Confidential Information” has the meaning set forth in Section 8.13.

“Conversion” has the meaning set forth in Section 7.01(b).

“Deviation” has the meaning set forth in Section 7.01(c).

“Dividend Payment Date” means the date that is the first Business Day of each calendar month.

“Earliest Redemption Date” means one year following the later of (i) the Closing Date or (ii) the last Additional Funding Date.

“Effective Leverage Ratio” has the meaning set forth in the Statement of Preferences.

“Electronic Means” means email transmission, facsimile transmission or other similar electronic means of communication providing evidence of transmission (but excluding online communications systems covered by a separate agreement) acceptable to the sending party and the receiving party, in any case if operative as between any two parties, or, if not operative, by telephone (promptly confirmed by any other method set forth in this definition), which, in the case of notices to the Tender and Paying Agent, shall be sent by such means as set forth in the Tender and Paying Agent Agreement.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Transfer” means any transfer of RVMTP Shares (1) to a tender option bond trust in which the Purchaser and/or its Affiliates collectively own all of the residual interests, (2) in connection with a distribution in-kind to the holders of securities of or receipts representing an ownership interest in any tender option bond trust in which the Purchaser and/or its Affiliates collectively own all of the residual interests, (3) in connection with a repurchase financing transaction, (4) relating to a collateral pledge arrangement or (5) to a person who, after giving effect to such transfer, together with any affiliated person (as defined in the 1940 Act) of such person will own, hold or control with power to vote, not more than 25% of the Outstanding RVMTP Shares.

“Expenses” has the meaning set forth in Section 8.03(a).

“Fitch” means Fitch Ratings, a part of the Fitch Group, which is jointly owned by Fimalac, S.A. and Hearst Corporation, or any successor or successors thereto.

“Fund” has the meaning set forth in the preamble to this Agreement.

“Funding Request Notice” shall be in the form set forth as Exhibit C hereto.

“Holder”, means a Person in whose name a RVMTP Share is registered in the registration books of the Fund maintained by the Tender and Paying Agent.

The word “including” means “including without limitation”.

“Indemnified Persons” means, the Purchaser and its affiliates and directors, officers, partners, employees, agents, representatives and control persons, entitled to indemnification by the Fund under Section 8.03.

“Information Statement” means the information statement of the Fund relating to the offering and sale of the RVMTP Shares dated January 10, 2013.

“Investment Adviser” means BlackRock Advisors, LLC, or any successor company or entity.

“Legal Process” has the meaning set forth in Section 8.13.

“Liquidation Preference”, with respect to a given number of RVMTP Shares, means $5,000,000 times that number.

“Mandatory Redemption” has the meaning set forth in the Statement of Preferences.

“Minimum Asset Coverage” has the meaning set forth in the Statement of Preferences.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor thereto.

“NRSRO” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, that is not an “affiliated person” (as defined in Section 2(a)(3) of the 1940 Act) of the Fund, including, at the date hereof, Moody’s and Fitch.

“Person” means and includes an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Placement Agreement” means the placement agreement, dated as of the Closing Date, between the Fund and BlackRock Investments, LLC, as the placement agent, with respect to the offering and sale of the RVMTP Shares.

“Policy Change” has the meaning set forth in Section 7.01(d).

“Purchase Price” means, in respect of 50 RVMTP Shares sold to the Purchaser on the Closing Date, $250,000,000.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Related Documents” means this Agreement, the Charter, the Statement of Preferences, the RVMTP Shares, the Tender and Paying Agent Agreement and the Placement Agreement.

“Remarketing” has the meaning set forth in the Statement of Preferences.

“Remarketing Agent” means the remarketing agent appointed by the Fund with respect to a Remarketing.

“Remarketing Date” has the meaning set forth in the Statement of Preferences.

“Remarketing Procedures” has the meaning set forth in the Statement of Preferences.

“Representatives” has the meaning set forth in Section 8.13.

“Right of First Refusal Procedures” has the meaning set forth in Section 2.02(b).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Depository” means The Depository Trust Company, New York, New York, and any substitute for or successor to such securities depository that shall maintain a book-entry system with respect to the RVMTP Shares.

“Statement of Preferences” means the Fund’s Statement of Preferences of the RVMTP Shares.

“Subject Shares” means RVMTP Shares acquired from time to time by the Purchaser.

“Tender and Paying Agent” means The Bank of New York Mellon which has entered into an agreement with the Fund to act in such capacity as the Fund’s transfer agent, registrar, dividend disbursing agent, paying agent, redemption price disbursing agent and calculation agent in connection with the payment of regularly scheduled dividends with respect to each Series of RVMTP Shares, or any successor by operation of law or any successor who acquires all or substantially all of the assets and assumes all of the liabilities of the Tender and Paying Agent being replaced, either directly or by operation of law; provided that such successor is a licensed banking entity with trust powers or a trust company and have total assets of at least $50 million.

“Tender and Paying Agent Agreement” means the tender and paying agent agreement, dated as of the Closing Date, between the Fund and the Tender and Paying Agent pursuant to which The Bank of New York Mellon, or any successor, acts as Tender and Paying Agent, as amended, modified or supplemented from time to time.

“Term Redemption Date” means, December 31, 2030.

“Total Commitment Amount” means $750,000,000.

“Transactions” has the meaning set forth in Section 8.13.

“RVMTP Shares” have the meaning set forth in the preamble to this Agreement.

“Voting Right” has the meaning set forth in Section 7.01.

“Voting Trust Agreement” means the agreement, dated as of January 10, 2013, among Wells Fargo Bank, National Association, as purchaser, Lord Securities Corporation, as voting trustee, and Institutional Shareholder Services Inc., as voting consultant.

“Voting Trustee” means Lord Securities Corporation or any successor thereto.

“written” or “in writing” means any form of written communication, including communication by means of facsimile or electronic mail.

SECTION 1.02. Incorporation of Certain Definitions by Reference.

Each capitalized term used herein and not otherwise defined herein shall have the meaning provided therefor (including by incorporation by reference) in the Statement of Preferences. Any day not referred to herein as a Business Day shall mean a calendar day.

ARTICLE II

PURCHASES AND TRANSFERS, COSTS AND EXPENSES; ADDITIONAL FEE

SECTION 2.01. Commitment to Purchase RVMTP Shares.

(a) On the Closing Date, the Fund will issue and sell and the Purchaser will purchase 50 RVMTP Shares in a transaction (which, based upon the representations of the Fund and the Purchaser herein, is exempt from registration under the Securities Act), by payment of the Purchase Price in immediately available funds to the Fund through the account of its agent at the Securities Depository.

(b) On each Additional Funding Date, the Fund will issue and sell and the Purchaser will purchase the number of RVMTP Shares as set forth in a Funding Request Notice from the Fund in a transaction (which, based upon the representations of the Fund and the Purchaser herein, is exempt from registration under the Securities Act), by payment of the Purchase Price in immediately available funds to the Fund through the account of its agent at the Securities Depository; provided the Purchaser shall be under no obligation to purchase, in the aggregate, any RVMTP Shares issued pursuant to this Section 2.01 in excess of 150; provided, further, in no event shall the Purchaser be obligated to purchase additional RVMTP Shares on more than two Additional Funding Dates.

(c) The Purchaser shall not be obligated to purchase any RVMTP Shares after March 31, 2013.

SECTION 2.02. Sale of RVMTP Shares.

(a) The Purchaser agrees that any subsequent offers and sales, without the prior written consent of the Fund either (x) will be made pursuant to a Remarketing in accordance with the procedures set forth in the Statement of Preferences or (y) will be made from the Purchaser or any other Beneficial Owner, Holder or the Remarketing Agent, in each case, only to persons it reasonably believes are (i) QIBs that are either registered closed-end management investment companies the shares of which are traded on a national securities exchange (“Closed-End Funds”), banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly-owned subsidiaries) or registered open-end management investment companies or (ii) tender option bond trusts in which all Beneficial Owners are QIBs that are Closed-End Funds, banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly-owned subsidiaries) or registered open-end management investment companies, in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act. Notwithstanding the foregoing, other than in the case of a Remarketing, the Fund shall have the right of first refusal in accordance with the Right of First Refusal Procedures on all proposed direct transfers of Outstanding RVMTP Shares from the Purchaser or an Affiliate thereof (other than an Excluded Transfer) to an unaffiliated third party which will upon settlement result in such unaffiliated third party holding and having purchased from the Purchaser (or its Affiliates in the aggregate) more than 25% of the Outstanding RVMTP Shares. Any transfer by the Purchaser in violation of this Section 2.02(a) shall be void ab initio.

(b) In connection with the right of first refusal set forth in Section 2.02(a), the following procedures shall apply (the “Right of First Refusal Procedures”):

(i) the Purchaser shall notify the Fund by Electronic Means of any proposed sales or transfers of RVMTP Shares which would entitle the Fund to exercise its right of first refusal;

(ii) if the Fund wishes to exercise its right of first refusal, the Purchaser must be notified by Electronic Means of such election by the Fund within three Business Days of delivery of notice from the Purchaser pursuant to subclause (i) above (not counting the day of delivery) and the price to be paid by the Fund with respect to such transfer will be the lesser of the (x) Liquidation Preference plus accrued and unpaid dividends and (y) the proposed transfer price to the unaffiliated third party;

(iii) the exercise of the right of first refusal by the Fund pursuant to subclause (ii) above shall be deemed to be the trade date for the purchase of the RVMTP Shares by the Fund from the Purchaser and the sale shall settle within 30 days after such trade date or, if the 30th day after such trade date is not a Business Day, then the next Business Day after such 30th day;

(iv) if the Purchaser does not receive an affirmative response from the Fund pursuant to subclause (ii) above within the required time frame, such right of first refusal shall be deemed rejected by the Fund;

(v) any RVMTP Shares purchased by the Fund pursuant to its exercise of the right of first refusal in subclause (ii) above shall be cancelled by the Fund within one Business Day after settlement of such purchase to the extent the Fund, together with the Investment Adviser and accounts or entities over which the Fund or the Investment Adviser exercises discretionary authority, owns or controls in the aggregate more than 25% of the Outstanding RVMTP Shares; and

(vi) all of the purchases of RVMTP Shares pursuant to the Fund’s right of first refusal shall be made only out of legally available funds for the redemption of shares of the Fund under Applicable Law and the Statement of Preferences and otherwise in accordance with Applicable Law and the Statement of Preferences.

SECTION 2.03. Remarketing Rights.

The Purchaser, other Beneficial Owners of RVMTP Shares and the Fund shall each be entitled to cause a Remarketing on each Remarketing Date. In order to exercise this right, the Purchaser and/or other Beneficial Owners must give notice to the Fund and the Tender and Paying Agent in accordance with the procedures set forth in the Statement of Preferences. Remarketings, both those which are successful and those which result in a Failed Remarketing, may result in a new Applicable Spread, as determined in accordance with the Statement of Preferences.

If, on any date subsequent to the Closing Date any additional RVMTP Shares have been issued in connection with an Additional Funding Date or Additional Funding Dates, such additional RVMTP Shares shall have the same Term Redemption Date and Dividend Payment Dates and be subject to the same Remarketing Procedures and related terms and conditions as those RVMTP Shares issued on the Closing Date. Further, for the purposes of determining the Remarketing Date of any outstanding RVMTP Shares, all outstanding RVMTP Shares, whether issued on the Closing Date or issued on an Additional Funding Date, shall be deemed to have been issued on the Closing Date.

In addition, to the extent that any Notice of Remarketing has been delivered prior to an Additional Funding Date, any additional RVMTP Shares issued, or to be issued, in connection with an Additional Funding Date or Additional Funding Dates shall be deemed tendered pursuant to the same Notice of Remarketing (x) in whole, to the extent the Notice of Remarketing requested a tender in whole or (y) in part, pro rata with those RVMTP Shares initially tendered for Remarketing pursuant to such Notice of Remarketing, to the extent the Notice of Remarketing requested a tender in part; provided that no Mandatory Redemption shall occur prior to the Earliest Redemption Date.

SECTION 2.04. Expense Reimbursement.

On the Closing Date and each Additional Funding Date, each party to this Agreement shall pay, or cause to be paid, their own fees and expenses, including those of outside counsel. For so long as a Voting Trust Agreement is in effect, the Purchaser shall be responsible for payment of the fees and expenses of the parties thereto, in accordance with the terms therein.

ARTICLE III

CLOSING DATE

SECTION 3.01. Conditions to Closing Date.

It shall be a condition to the Closing Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective:

(a) this Agreement shall have been duly executed and delivered by the parties hereto;

(b) the RVMTP Shares shall have a long-term credit rating of at least “Aa1” from Moody’s and a long-term issue credit rating of “AAA” from Fitch on the Closing Date;

(c) receipt by the Purchaser of opinions of counsel for the Fund acceptable to the Purchaser in the form of Exhibits A-1 and A-2;

(d) there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust and legal proceedings as the Purchaser may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby;

(e) there shall have been delivered to the Fund such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust and legal proceedings as the Fund may have requested relating to the Purchaser’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby;

(f) receipt by the Purchaser of executed originals or copies of all Related Documents (other than this Agreement) to which the Fund is a party in the form of Exhibit B, as in effect on the Closing Date, and an incumbency certificate with respect to the authorized signatories thereto;

(g) receipt by the Fund of executed originals or copies of all Related Documents (other than this Agreement) to which the Purchaser is a party in the form of Exhibit B, as in effect on the Closing Date;

(h) receipt by the Fund and the Purchaser of an opinion of counsel of the Tender and Paying Agent in the form and substance satisfactory to the Fund and the Purchaser;

(i) except as disclosed in the Information Statement or in Schedule II hereto, there shall not be any action, suit, proceeding or investigation pending or (to the knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority which in the good faith judgment of the party invoking this condition, (i) is in any way contesting or, if decided adversely, would affect the validity of any other Related Document to which the Fund is a party or this Agreement, or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of liquidation preference of or dividends on the RVMTP Shares;

(j) in the good faith judgment of the party invoking this condition no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred after the date of this Agreement, which will materially and adversely affect the consummation of the transaction contemplated by this Agreement; and

(k) there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it reasonably deems relevant.

The Fund and the Purchaser agree that consummation of the purchase and sale of the RVMTP Shares pursuant to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

SECTION 3.02. Conditions to each Additional Funding Date.

It shall be a condition to each Additional Funding Date that each of the following conditions shall have been satisfied or waived as of such date, and upon such satisfaction or waiver, this Agreement shall be effective with respect to such Additional Funding Date:

(a) each of the representations, warranties and covenants given pursuant to Articles IV, V and VI hereto shall be true, correct and enforceable as of any Additional Funding Date;

(b) receipt by the Purchaser of an executed Funding Request Notice at least five days prior to an Additional Funding Date;

(c) the RVMTP Shares shall have a long-term credit rating of at least “Aa1” from Moody’s and a long-term issue credit rating of “AAA” from Fitch on the Additional Fund Date;

(d) receipt by the Purchaser of opinions of counsel for the Fund acceptable to the Purchaser in the form of Exhibits A-1 and A-2;

(e) there shall have been delivered to the Purchaser such information and copies of documents, approvals (if any) and records certified, where appropriate, of trust and legal proceedings as the Purchaser may have requested relating to the Fund’s entering into and performing this Agreement and the other Related Documents to which it is a party, and the transactions contemplated hereby and thereby;

(f) receipt by the Purchaser of executed originals or copies of all Related Documents (other than this Agreement), which have been amended subsequent to the Closing Date, to which the Fund is a party, as in effect on the Additional Funding Date, and an incumbency certificate with respect to the authorized signatories thereto;

(g) receipt by the Fund of executed originals or copies of all Related Documents (other than this Agreement), which have been amended subsequent to the Closing Date, to which the Purchaser is a party, as in effect on the Additional Funding Date;

(h) receipt by the Fund and the Purchaser of an opinion of counsel of the Tender and Paying Agent in the form and substance satisfactory to the Fund and the Purchaser;

(i) except as disclosed in an Information Statement Supplement or in an amendment to Schedule II hereto, there shall not be any action, suit, proceeding or investigation pending or (to the knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority which in the good faith judgment of the party invoking this condition, (i) is in any way contesting or, if decided adversely, would affect the validity of any other Related Document to which the Fund is a party or this Agreement, or (ii) in which a final adverse decision would materially adversely affect provisions for or materially adversely affect the sources for payment of liquidation preference of or dividends on the RVMTP Shares;

(j) in the good faith judgment of the party invoking this condition no change in law, rule or regulation (or their interpretation or administration), in each case, shall have occurred after the date of this Agreement, which will materially and adversely affect the consummation of the transaction contemplated by this Agreement; and

(k) there shall have been delivered to the Purchaser any additional documentation and financial information, including satisfactory responses to its due diligence inquiries, as it reasonably deems relevant.

The Fund and the Purchaser agree that consummation of the purchase and sale of the RVMTP Shares pursuant to an amendment to this Agreement shall constitute acknowledgment that the foregoing conditions have been satisfied or waived.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FUND

The representations and warranties set out in this Article IV are given hereunder by the Fund to the Purchaser on the Closing Date.

SECTION 4.01. Existence.

The Fund is validly existing as a statutory trust under the laws of Delaware, with requisite power to issue the RVMTP Shares and to execute, deliver and perform its obligations under this Agreement and each other Related Document to which it is a party.

SECTION 4.02. Authorization; Contravention.

The execution, delivery and performance by the Fund of this Agreement and each other Related Document to which it is a party are within the Fund’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Fund or result in the creation or imposition of any lien or encumbrance on any asset of the Fund, except as contemplated by the Information Statement or Related Documents and except for such violations or contraventions which should not reasonably be expected to have a material adverse effect on the Fund or its ability to perform its obligations under the Related Documents to which it is a party.

SECTION 4.03. Binding Effect.

This Agreement and the Tender and Paying Agent Agreement, if executed and delivered on the date this representation is made, constitute valid and binding agreements of the Fund, or, if not yet executed and delivered, will, when executed and delivered, constitute valid and binding agreements of the Fund, in each case, enforceable in accordance with their respective terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws. The RVMTP Shares have been duly authorized and, when issued upon payment therefor by the Purchaser as contemplated in this Agreement, will be validly issued by the Fund and fully paid and, except as otherwise provided in the last sentence of Section 3.8 of the Charter, nonassessable and free of any preemptive or similar rights.

SECTION 4.04. Financial Information.

The publicly available financial statements of the Fund as of July 12, 2012 and for the period from August 16, 2011 to July 12, 2012, as applicable, and the auditors’ report with respect thereto, copies of which have heretofore been furnished to the Purchaser, present fairly, in all material respects, the financial position of the Fund at such date and for such period, in conformity with accounting principles generally accepted in the United States of America. The audits of these statements were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States). Since the date of such financial statements, except as contemplated by the Information Statement, no transaction or event has occurred and no change has occurred in the condition (financial or otherwise) or operations of the Fund that should reasonably be expected to materially and adversely affect the Fund’s ability to complete the issuance of any of the RVMTP Shares or the Fund’s ability to perform its obligations under this Agreement, any of the RVMTP Shares and the other Related Documents to which it is a party.

SECTION 4.05. Litigation.

Except as disclosed in the Information Statement or in Schedule II hereto, there is no action, suit, proceeding or investigation pending or (to the knowledge of the Fund) overtly threatened in writing against the Fund in any court or before any governmental authority.

SECTION 4.06. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any governmental agency, bureau or agency required to be obtained in connection with the execution, delivery, performance, validity or enforceability of this Agreement and the other Related Documents (including the RVMTP Shares) to which the Fund is or will be party have been obtained and are in full force and effect, except for those which the failure to obtain or maintain in full force and effect should not reasonably be expected to materially and adversely effect the Fund’s ability to comply with the Statement of Preferences or the Related Documents to which it is a party.

SECTION 4.07. Information Statement.

The Information Statement (including any amendments or supplements prepared subsequent to its date) a true copy of which, in each case, has been furnished to the Purchaser, and the documents furnished and written statements made by the Fund in connection with the preparation or execution of this Agreement and the other Related Documents to which it is a party when considered together with the Information Statement, do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which made, not misleading.

SECTION 4.08. Offering of Preferred Shares.

Assuming the accuracy of the representations and warranties of the Purchaser in Sections 5.07 and 5.08 hereof, no registration of the RVMTP Shares under the Securities Act is required for the offer and sale of the RVMTP Shares in the manner contemplated by this Agreement and the Information Statement.

As of the Closing Date, the RVMTP Shares will satisfy the eligibility requirements of Rule 144A(d)(3) under the Securities Act, and no securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the RVMTP Shares are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

The Fund has not distributed any offering material in connection with the offering and sale of the RVMTP Shares other than to the Purchaser or its representatives.

SECTION 4.09. Complete and Correct Information.

All written information, written reports and other papers and written data prepared by the Fund and furnished to the Purchaser in connection with its purchase of the RVMTP Shares, at the time the same were prepared, accurately set forth the information purported to be included therein in all material respects when taken together as a whole with the Information Statement, and did not materially misrepresent the financial position, operations or prospects of the Fund.

SECTION 4.10. 1940 Act Registration.

The Fund is duly registered as a closed-end management investment company under the 1940 Act and such registration is in full force and effect.

SECTION 4.11. Effective Leverage Ratio; Minimum Asset Coverage.

As of the Closing Date, the Fund is in compliance with the Effective Leverage Ratio and the Minimum Asset Coverage as required by the Statement of Preferences.

SECTION 4.12. Investment Policies.

As of the Closing Date, the Fund is in compliance with Section 7(c) of the Statement of Preferences.

SECTION 4.13. Credit Quality.

As of the Closing Date, the Fund is in compliance with Section 7(d) of the Statement of Preferences.

SECTION 4.14. Due Diligence.

The Fund understands that nothing in this Agreement, the Information Statement, or any other materials presented to the Fund in connection with the purchase and sale of the RVMTP Shares constitutes legal, tax or investment advice from the Purchaser. The Fund has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its sale of the RVMTP Shares.

SECTION 4.15. Intent to Issue Equity.

It is the intent and understanding of the Fund that the RVMTP Shares constitute shares of beneficial interest of the Fund under the laws of the State of Delaware and that all distributions on or with respect to the RVMTP Shares (whether in the form of dividends, redemption payments, liquidation proceeds or otherwise) shall be subject to the restrictions and limitations applicable to distributions on or with respect to corporate stock under the laws of the State of Delaware. All negotiations between the Purchaser (or any of its affiliates) and the Fund regarding the RVMTP Shares have been consistent with such intent and understanding. The Fund agrees to treat the RVMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The representations and warranties set out in this Article V are given hereunder by the Purchaser to the Fund on the Closing Date.

SECTION 5.01. Existence.

The Purchaser is duly organized and validly existing and in good standing as a national banking association under the laws of the United States. The Purchaser has all requisite power and authority to execute and deliver, and to perform its obligations under this Agreement and each other Related Document to which it is a party.

SECTION 5.02. Authorization; Contravention.

The execution, delivery and performance by the Purchaser of this Agreement and each other Related Document to which it is a party are within the Purchaser’s powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official except such as have been taken or made and do not violate or contravene, or constitute a default under, any provision of applicable law, charter, ordinance or regulation or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Purchaser.

SECTION 5.03. Binding Effect.

Each of this Agreement and the Voting Trust Agreement, constitutes a valid and binding agreement of the Purchaser, enforceable in accordance with its terms except as (i) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and (ii) the availability of equitable remedies may be limited by equitable or public policy principles of general applicability, it being understood that the enforceability of indemnification provisions may be subject to limitations imposed under applicable securities laws.

SECTION 5.04. Consents.

All consents, licenses, approvals, validations and authorizations of, and registrations, validations or declarations by or with, any court or any regulatory, supervisory or governmental agency, bureau or agency required to be obtained by the Purchaser in connection with the performance of the Purchaser or the execution, delivery, performance or the validity or enforceability of this Agreement, the purchase of the RVMTP Shares and the other Related Documents to which the Purchaser is a party have been obtained and are in full force and effect.

SECTION 5.05. Due Diligence.

The Purchaser understands that nothing in this Agreement, the Information Statement, or any other materials presented to the Purchaser in connection with the purchase and sale of the RVMTP Shares constitutes legal, tax or investment advice from the Fund. The Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the RVMTP Shares.

SECTION 5.06. Intent to Purchase Equity.

It is the intent and understanding of the Purchaser that the RVMTP Shares constitute shares of beneficial interest of the Fund under the laws of the State of Delaware and that all distributions on or with respect to the RVMTP Shares (whether in the form of dividends, redemption payments, liquidation proceeds or otherwise) shall be subject to the restrictions and limitations applicable to distributions on or with respect to corporate stock under the laws of the State of Delaware. All negotiations between the Purchaser (or any of its affiliates) and the Fund regarding the RVMTP Shares have been consistent with such intent and understanding. The Purchaser agrees to treat the RVMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

SECTION 5.07. Investment Purpose.

The Purchaser is purchasing the RVMTP Shares for its own account for investment purposes only and not with any view toward a resale or distribution thereof.

SECTION 5.08. Underwriter Status.

The Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell, transfer or pledge to such Person or anyone else any of the RVMTP Shares, and the Purchaser has no present plans to enter into any such contract, undertaking, agreement or arrangement.

ARTICLE VI

COVENANTS OF THE FUND

The Fund agrees that, so long as there is any amount payable hereunder or the Purchaser owns any outstanding RVMTP Shares:

SECTION 6.01. Future Agreements.

Unless advised in a legal opinion of nationally recognized counsel that entry into such an agreement would violate Applicable Law or the fiduciary duties of the Board of Trustees, the Fund shall promptly, upon the request of the Purchaser, enter into an agreement, complying with Applicable Law, and satisfying Section 12(d)(1)(E)(iii) of the 1940 Act as agreed to by the Fund and the tender option bond trust in their commercially reasonable discretion upon any transfer of the RVMTP Shares to a tender option bond trust.

SECTION 6.02. No Setoff.

All payments of any sums due hereunder shall be made in the amounts required hereunder without any reduction or setoff, notwithstanding the assertion of any right of recoupment or setoff or of any counterclaim by the Fund within 15 days of the request for such payment having been sent to the Fund, unless such request for payment is contested by the Fund in good faith.

SECTION 6.03. Senior Securities.

So long as any RVMTP Shares are outstanding and owned by the Purchaser and the Commitment End Date has not occurred, the Fund shall not, issue (i) any class or series of shares ranking prior to or on a parity with RVMTP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs, (ii) any additional RVMTP Shares to any person other than the Purchaser or (iii) any other “senior security” (as defined in the 1940 Act) of the Fund other than the Fund’s use of tender option bonds, futures, forwards, swaps and other derivative transactions.

ARTICLE VII

COVENANTS OF THE PURCHASER

SECTION 7.01. Voting Rights.

As of the Closing Date, and for so long as the Purchaser, together with any of its Affiliates, own at least 20% of the Outstanding RVMTP Shares and the Fund has not failed to pay dividends on the RVMTP Shares for two years, the Purchaser shall enter into and maintain in full force and effect a Voting Trust Agreement in substantially the form attached hereto as Exhibit D and thereby convey into the voting trust, governed by the Voting Trust Agreement, the right to vote all of its RVMTP Shares acquired on the Closing Date or any time thereafter and so owned with respect to:

(a) the election of the two members of the Board of Trustees for which Holders of RVMTP Shares are exclusively entitled to vote on under Section 18(a)(2)(C) of the 1940 Act and all other rights given to Holders of RVMTP Shares with respect to the election of Board of Trustees of the Fund;

(b) the conversion of the Fund from a closed-end management investment company to an open-end fund, or to change the Fund’s classification from diversified to non-diversified, each pursuant to Section 13(a)(1) of the 1940 Act (any of the foregoing, a “Conversion”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Conversion that it would be impossible to give effect to the Conversion without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Conversion is conditioned upon or subject to;

(c) the deviation from a policy in respect of concentration of investments in any particular industry or group of industries as recited in the Fund’s registration statement, pursuant to Section 13(a)(3) of the 1940 Act (a “Deviation”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Deviation that it would be impossible to give effect to the Deviation without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Deviation is conditioned upon or subject to; and

(d) borrowing money, issuing senior securities, underwriting securities issued by other Persons, purchasing or selling real estate or commodities or making loans to other Persons other than in accordance with the recitals of policy with respect thereto in the Fund’s registration statement, pursuant to Section 13(a)(2) of the 1940 Act (and of the foregoing, a “Policy Change”), together with any additional voting or consent right under the Statement of Preferences that relates solely to any action or amendment to the Statement of Preferences that is so closely related to the Policy Change that it would be impossible to give effect to the Policy Change without implicating such additional voting or consent right; provided that any such additional voting or consent right shall not include any voting or consent right related to satisfying any additional term, condition or agreement which the Policy Change is conditioned upon or subject to.

Each voting right set forth in clauses (a) through (d) above is referred to herein as a “Voting Right”.

At all times the Voting Rights are subject to the Voting Trust Agreement, the Purchaser or its Affiliate or designee will be the registered owner of the RVMTP Shares. If any dividend or other distribution in respect of the Subject Shares is paid, such dividend or distribution will be paid directly to the Purchaser or its Affiliate or designee owning such Subject Shares; provided, that, any Additional Shares will become part of the Subject Shares covered by the Voting Trust Agreement.

The Voting Rights of the Purchaser and its Affiliates shall remain subject to the Voting Trust Agreement for so long as the Purchaser and its Affiliates are the Beneficial Owners in the aggregate of 20% or more of the Outstanding RVMTP Shares.

At all times that the Voting Rights are subject to the Voting Trust Agreement, the Purchaser shall irrevocably appoint and constitute, and shall cause each of its Affiliates who are Beneficial Owners of any Subject Shares to irrevocably appoint and constitute, the Voting Trustee as its attorney-in-fact and agrees, and agrees to cause each of such Affiliates, to grant the Voting Trustee one or more irrevocable proxies with respect to the Voting Rights and further agrees to renew any such proxies that may lapse by their terms while the Subject Shares are still subject to the Voting Trust Agreement.

Notwithstanding the above provisions of this Section 7.01, upon the transfer of RVMTP Shares by the Purchaser to any third party (other than a transfer to an Affiliate of the Purchaser in which case such RVMTP Shares shall remain subject to the Voting Trust Agreement) such RVMTP Shares shall no longer be subject to the Voting Trust Agreement; provided, however, that in connection with an Excluded Transfer:

(i) of the type specified in clause (1) of the definition of Excluded Transfer, the RVMTP Shares shall remain subject to the Voting Trust Agreement until such time as the Fund, upon the request of the Purchaser, enters into a voting arrangement satisfying Section 12(d)(1)(E)(iii) of the 1940 Act;

(ii) of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent the Purchaser retains the right to vote or direct voting in connection with such transactions, the RVMTP Shares shall remain subject to the Voting Trust Agreement until such time as there is a default by the Purchaser under such repurchase transaction or collateral pledge arrangement; and

(iii) of the type specified in clauses (3) or (4) of the definition of Excluded Transfer, to the extent the Purchaser does not retain the right to vote or direct voting of such RVMTP Shares in such transactions, such transactions do not permit the removal of the RVMTP Shares’ rights transferred to the Voting Trust from the Voting Trust Agreement within the first 60 days of closing of such transferee becoming the Beneficial Owner of such RVMTP Shares unless there is a default by the Purchaser under such repurchase transaction or collateral pledge arrangement.

Without the prior written consent of the Fund (in its sole discretion), the Purchaser will not agree or consent to any amendment, supplement, modification or repeal of the Voting Trust Agreement, nor waive any provision thereof; provided, that in the case of any proposed amendment, supplement, modification or repeal of the Voting Trust Agreement which is a result of a change in law or regulation, the consent of the Fund shall not be unreasonably withheld or delayed.

SECTION 7.02. Tax Treatment.

The Purchaser agrees to treat the RVMTP Shares as equity of the Fund for all U.S. federal, state, and local income and other tax purposes.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile, electronic mail or similar writing), except in the case of notices and other communications permitted to be given by telephone, and shall be given to such party at its address or facsimile number or email address set forth below or such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other party. Each such notice, request or other communication shall be effective (i) if given by mail, five days after such communication is deposited in the mails registered mail, return receipt requested, addressed as aforesaid, or (ii) if given by any other means, when delivered at the address specified in this Section; except as otherwise specified, notices under the Statement of Preferences may be given by telephone to the Purchaser at the telephone numbers listed below (or such other telephone numbers as may be designated by the Purchaser, by written notice to the Fund, to receive such notice), immediately confirmed in writing, including by facsimile or electronic mail. The notice address for each party is specified below:

(a)	if to the Fund:

BlackRock Municipal Target Term Trust

100 Bellevue Parkway

Wilmington, DE 19808-3700

Attention: Accounting Custody

Telephone: (302) 797-6179

Telecopy: (302) 797-2455

Email: Accounting.Custody@blackrock.com

(b)	if to the Purchaser:

Wells Fargo Bank, National Association

375 Park Avenue

New York, New York 10152

Attention: Adam Joseph

Telephone: (212) 214-5502

Facsimile: (212) 214-8971

Email: adam.joseph@wellsfargo.com

SECTION 8.02. No Waivers.

(a) The obligations of the Fund hereunder shall not in any way be modified or limited by reference to any other document, instrument or agreement (including, without limitation, any other Related Document) other than the Statement of Preferences and the RVMTP Shares. The rights of the Purchaser hereunder are separate from and in addition to any rights that any Holder or Beneficial Owner of any RVMTP Shares may have under the terms of such RVMTP Shares or any Related Document or otherwise. In the event of an irreconcilable conflict between the terms hereof and the terms of the Statement of Preferences or the RVMTP Shares, the terms of the Statement of Preferences shall govern.

(b) No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege hereunder or under any other Related Document or the RVMTP Shares shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No failure or delay by the Fund or the Purchaser in exercising any right, power or privilege under or in respect of the RVMTP Shares or any other Related Document shall affect the rights, powers or privileges of the Fund or the Purchaser hereunder or thereunder or shall operate as a limitation or waiver thereof. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 8.03. Expenses and Indemnification.

(a) Except as otherwise provided herein, the Fund agrees to indemnify and hold harmless the Purchaser and each other Indemnified Person of the Purchaser from and against any losses, claims, damages, liabilities or expenses incurred by them (including reasonable fees and disbursements of outside counsel) (“Expenses”), in connection with the defense of any lawsuit, action, claim, threat or demand by any Common Share holders or their representatives in connection with the execution and performance of this Agreement by the Purchaser.

Notwithstanding anything herein to the contrary, the Fund shall not be liable for, and no Indemnified Person shall be entitled to indemnification or contribution under this Section 8.03 for, (1) any Expenses arising by reason of such Indemnified Person’s (i) willful misfeasance, (ii) bad faith or (iii) gross negligence, (2) any consequential, punitive, special or speculative losses, damages or expenses incurred or suffered by any Indemnified Person as a result of the transactions contemplated by this Agreement, including any opportunity cost of capital, such as the loss of anticipated or disgorgement of previously received dividends, interest, capital gains or any other profit or gain from any investment opportunity or activity foregone by such Indemnified Person as a result of the transactions contemplated by this Agreement or (3) any alleged loss incurred as a result of the Fund’s failure to pay any amount on or with respect to the RVMTP Shares (whether dividends, redemption payments, liquidation proceeds or otherwise) due to the lack of funds legally available therefor under Applicable Law or because of any other Applicable Law restrictions on such payments.

(b) The Fund also agrees that if any indemnification sought by an Indemnified Person pursuant to this Agreement is unavailable or insufficient, for any reason, to hold harmless the Indemnified Persons of the other party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) for which they are entitled to indemnification pursuant to Section 8.03(a), then the Fund, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by each such Indemnified Person as a result of such Expenses in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund on the one hand and the Purchaser on the other hand from the actual or proposed transactions giving rise to or contemplated by this Agreement or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the Fund on the one hand and the Purchaser on the other, giving rise to such Expenses, as well as any other relevant equitable considerations; provided that in any event the aggregate contribution of the Purchaser and its Indemnified Persons to all Expenses with respect to which contributions are available hereunder will not exceed the amount of dividends actually received by the Purchaser from the Fund pursuant to the proposed transactions giving rise to this Agreement. For purposes of determining the relative benefits to the Fund on the one hand, and the Purchaser on the other, under the proposed transactions giving rise to or contemplated by this Agreement, such benefits shall be deemed to be in the same proportion as (i) the total proceeds received or proposed to be received by the Fund pursuant to the transactions, whether or not consummated, for which the Purchaser is purchasing RVMTP Shares bears to (ii) the dividends paid by the Fund or on the Fund’s behalf to the Purchaser in connection with the proposed transactions giving rise to or contemplated by this Agreement. No Person found liable for a fraudulent misrepresentation shall be entitled to contribution from any Person who is not also found liable for such fraudulent misrepresentation. The indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to any rights that any Indemnified Person may have at common law or otherwise.

(c) If an Indemnified Person is named as a defendant in any action, suit, proceeding or investigation as to which the Indemnified Person proposes to demand indemnification hereunder, it shall notify the Fund with reasonable promptness; provided, however, that any failure by such Indemnified Person to notify the Fund shall not relieve the Fund from its obligations hereunder (except to the extent that the Fund is materially prejudiced by such failure to promptly notify). The Fund shall be entitled to assume the defense of any such action, suit, proceeding or investigation, including the employment of counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person shall have the right to counsel of its own choice to represent it, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Fund has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnified Person in accordance with the preceding sentence or (ii) the Indemnified Person shall have been advised by counsel that there exist actual or potential conflicting interests between the Fund and such Indemnified Person, including situations in which one or more legal defenses may be available to such Indemnified Person that are different from or additional to those available to the Fund; provided, however, that the Fund shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations be liable for fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Persons of the other party; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Fund and any counsel designated by the Fund.

Each party further agrees that it will not, without the prior written consent of the other party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each other Indemnified Person from all liability and obligations arising therefrom. The Fund further agrees that neither the Purchaser, nor any of its Affiliates, nor any directors, officers, partners, employees, agents, representatives or control persons of the Purchaser or any of its Affiliates shall have any liability to the Fund arising out of or in connection with the proposed transactions giving rise to or contemplated by this Agreement. No party shall be responsible or liable to the other party or any other Person for consequential, special or punitive damages which may be alleged as a result of this Agreement.

(d) Nothing in this Section 8.03 is intended to limit any party’s obligations contained in other parts of this Agreement or the RVMTP Shares.

SECTION 8.04. Amendments and Waivers.

Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Fund and the Purchaser.

SECTION 8.05. Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither party hereto may assign or otherwise transfer any of its rights under this Agreement, by operation of law or otherwise, without the prior written consent of the other party. Any assignment without such prior written consent shall be void.

SECTION 8.06. Term of this Agreement.

This Agreement shall terminate on the earlier of (i) the date upon which the Purchaser is the Beneficial Owner of no RVMTP Shares, provided that the Purchaser shall be deemed to be the Beneficial Owner of any RVMTP Shares transferred in connection with clauses (1), (3) or (4) of the definition of Excluded Transfer and (ii) payment in full of all amounts owing to the Purchaser hereunder and under the RVMTP Shares; and notwithstanding any termination of this Agreement, the notice requirement of Section 7.01, Section 8.03, Section 8.07, Section 8.08, Section 8.10, Section 8.11 and Section 8.13 (for a period of one year after the termination of this Agreement) shall remain in full force and effect.

SECTION 8.07. Governing Law.

This Agreement shall be construed in accordance with and governed by the domestic law of the State of New York.

THE PARTIES HERETO HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS AGREEMENT OR ANY MATTERS CONTEMPLATED HEREBY.

SECTION 8.08. Waiver.

The Fund and the Purchaser hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement.

SECTION 8.09. Counterparts.

This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any counterpart or other signature delivered by facsimile or by electronic mail shall be deemed for all purposes as being a good and valid execution and delivery of this Agreement by that party.

SECTION 8.10. Beneficiaries.

This Agreement is not intended and shall not be construed to confer upon any Person other than the parties hereto, the Indemnified Persons and their successors and permitted assigns any rights or remedies hereunder.

SECTION 8.11. Entire Agreement.

This Agreement shall constitute the entire agreement and understanding between the parties hereto with respect to the matters set forth herein and shall supersede any and all prior agreements and understandings relating to the subject matter hereof.

SECTION 8.12. Severability.

In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the intent of the parties to this Agreement shall be preserved.

SECTION 8.13. Confidentiality.

All information, whether oral, written, via computer disk or electronic media or otherwise, to which a party is given access or which is made available to it by the other party (including by such other party’s agents and representatives) in connection with the transactions contemplated by this Agreement or any other Related Document is referred to as “Confidential Information”. Confidential Information shall include, without limitation, all technology, processes, trade secrets, contracts, proprietary information, portfolio information, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, customer information and customer lists, whether received before or after the date hereof. Confidential Information shall also include information of or relating to any parent, subsidiary or Affiliate of a party.

Each party agrees to hold all Confidential Information in confidence, that it will not disclose any Confidential Information to any Person, other than directors, officers, employees, agents or representatives (including those of a legal nature) or prospective purchasers of RVMTP Shares or interests therein that have agreed to keep such information confidential (collectively, the “Representatives”) who have a need to know such information in connection with the transactions contemplated by this Agreement or any other Related Document (the “Transactions”), and that it will not use any such Confidential Information for purposes other than in connection with the Transactions. For the avoidance of doubt, any Rating Agency rating the RVMTP Shares at the request of the Fund shall not be deemed to be a Representative for purposes of this Section 8.13 and will not be subject to the obligations of this Section 8.13. Each party agrees to inform its Representatives of the confidential and valuable nature of the Confidential Information and of its obligations under this Section 8.13. Each party shall be responsible and liable for any breach of this Section 8.13 by its Representatives. Each party agrees to use reasonable care and implement reasonable controls, but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure or availability of Confidential Information.

It is understood and agreed that no information shall be within the protection of this Section 8.13 where such information: (a) is or becomes publicly available through no fault of either party or its Representatives, (b) is authorized to be released by the disclosing party, (c) is rightly obtained from a third party, who, to the receiving party’s knowledge, is not under obligation of confidentiality, (d) is required to be disclosed as a matter of law, regulation or industry best practice or legal process or (e) is made available to any regulatory body.

In the event that either party to this Agreement or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, regulatory request or demand, civil investigative demand or similar process (“Legal Process”)) to disclose any of the Confidential Information, such party may disclose such Confidential Information to the extent legally required; provided, however, that the Purchaser shall, to the extent permitted by law, rule and regulation and reasonably practicable, notify the Fund prior to such disclosure by the Purchaser so that the Fund may seek, at the Fund’s expense, a protective order or other appropriate remedy; provided, further, that the Purchaser will have no liability to the Fund for failure to provide such notice. In the absence of such protective order, other remedy or waiver by the Fund, the Purchaser may disclose such Confidential Information to the extent legally required. Notwithstanding anything to the contrary contained herein, either party and its Affiliates may disclose Confidential Information, without notice to the other party, to any governmental agency, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having or claiming to have authority to regulate or oversee any aspect of the party’s business or that of its Affiliates in connection with the exercise of such authority or claimed authority. Nothing herein shall require a party to fail to honor any Legal Process on a timely basis.

In the event that this Agreement is terminated, or at any time upon request, each party agrees to return promptly or destroy all copies of the Confidential Information without retaining any copies thereof and to destroy all copies of any analyses, compilations, studies or other documents prepared by it or for its use containing or reflecting any Confidential Information; provided, however, that each party will be permitted to retain all or any portion of the Confidential Information to comply with its governing laws, regulations or internal policies. Such Confidential Information shall remain subject to the confidentiality obligations set forth in this Section 8.13.

Inasmuch as any breach of this Section 8.13 may result in immediate and irreparable injury, it is recognized and agreed that each party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in addition to all other remedies available at law. Further, all obligations, rights and remedies hereunder shall survive any return or destruction of the Confidential Information and any termination of this Agreement; provided, however, that all obligations, rights and remedies hereunder shall survive the termination of this Agreement and remain in full force and effect for one year after the termination of this Agreement.

It is further understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this Section 8.13 shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Section 8.13.

Notwithstanding any other provision of this Agreement, any party or Representative may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the RVMTP Shares and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment or tax structure; provided that the foregoing does not constitute an authorization to disclose information identifying the Fund or any parties to transactions engaged in by the Fund (except to the extent relating to such tax structure or tax treatment) any non-public commercial or financial information.

SECTION 8.14. General.

For purposes of all of the provisions in this Agreement relating to any payment of dividends, purchase or redemption of shares, and payment and distribution to shareholders upon dissolution of the Fund on or in respect of the RVMTP Shares, Applicable Law shall include sections 151, 160, 170, 173 and 281 of the Delaware General Corporation Law, including any successor provisions, as if the Fund were a Delaware corporation subject to the Delaware General Corporation Law and the RVMTP Shares were shares of a Delaware corporation subject to the Delaware General Corporation Law. Accordingly, and without limiting the scope of the preceding sentence, any payment of dividends, purchase or redemption of shares, and payment and distribution to shareholders upon dissolution of the Fund on or in respect of the RVMTP Shares shall be subject to the restrictions and limitations of sections 151, 160, 170, 173 and 281 of the Delaware General Corporation Law, including any successor provisions, as if the Fund were a Delaware corporation subject to the Delaware General Corporation Law.

Notwithstanding anything expressed or implied in this Agreement to the contrary, nothing in this Agreement shall confer upon the Purchaser any rights to dividends on, or a redemption of, RVMTP Shares (other than the rights provided to Holders under the Statement of Preferences) or any rights which would result in the RVMTP Shares owned or held by the Purchaser having priority over RVMTP Shares owned or held by any other Person as to distribution of assets or payment of dividends.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BLACKROCK MUNICIPAL TARGET TERM TRUST

By:	/s/ Robert W. Crothers
Name:	Robert W. Crothers
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Adam Joseph
Name:	Adam Joseph
Title:	Managing Director

Signature Page to the BTT Purchase Agreement

SCHEDULE I

Description of RVMTP Shares:	150 Series W-7 RVMTP Shares, par value $0.001 per share, with a liquidation preference of $5,000,000 per share

SI-1

SCHEDULE II

LITIGATION

None.

SII-l

EXHIBIT A

FORMS OF OPINIONS OF COUNSEL FOR THE FUND

EXHIBIT A-1

FORM OF CORPORATE AND 1940 ACT OPINION OF

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

A-1-1

EXHIBIT A-2

FORM OF TAX OPINION OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

A-2-1

EXHIBIT B

FORMS OF RELATED DOCUMENTS

EXHIBIT B-1

FORM OF PLACEMENT AGREEMENT

B-1-1

EXHIBIT B-2

FORM OF STATEMENT OF PREFERENCES

B-2-1

EXHIBIT B-3

FORM OF TENDER AND PAYING AGENT AGREEMENT

B-3-1

EXHIBIT B-4

FORM OF RVMTP SHARES

B-4-1

EXHIBIT B-5

CHARTER OF THE FUND

B-5-1

EXHIBIT D

FORM OF VOTING TRUST AGREEMENT

D-1